SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )
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☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
PIONEER DRILLING COMPANY

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PIONEER DRILLING COMPANY
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

April 14, 2008

Dear Shareholder:

On behalf of the board of directors, we invite you to attend the 2008 Annual Meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 10:00 a.m., Central time, on Friday, May 16, 2008, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, Frio San Miguel Room, 8620 N. New Braunfels Street, San Antonio, Texas.

On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company’s operations during the nine-month fiscal year ended December 31, 2007 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Pioneer Drilling Company.

Sincerely,

C. Robert Bunch Chairman	Wm. Stacy Locke President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTOR
DIRECTORS WITH TERMS EXPIRING IN 2009
DIRECTOR WITH TERM EXPIRING IN 2010
INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXPENSES RELATED TO THIS PROXY SOLICITATION
OTHER INFORMATION

PIONEER DRILLING COMPANY
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Friday, May 16, 2008

To the Shareholders of Pioneer Drilling Company:

The 2008 Annual Meeting of Shareholders of Pioneer Drilling Company will be held on Friday, May 16, 2008, at 10:00 a.m., Central time, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, Frio San Miguel Room, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

(1) the election of one Class I director as a member of the board of directors of Pioneer Drilling Company, to serve until our 2011 Annual Meeting of Shareholders and until his successor has been duly elected and qualified (Proposal 1);

(2) the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008 (Proposal 2); and

(3) the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

This notice and the attached proxy statement are first being mailed to our shareholders on or about April 14, 2008. Our board of directors has set the close of business on March 31, 2008 as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

By Order of the Board of Directors

Joyce M. Schuldt
Executive Vice President, Chief Financial
Officer and Secretary

San Antonio, Texas
April 14, 2008

PIONEER DRILLING COMPANY

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:

• the election of one Class I director as a member of the board of directors of Pioneer Drilling Company (“Pioneer,” the “Company,” “we” or “us”) to serve until our 2011 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

• the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008; and

• the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on March 31, 2008, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of March 31, 2008, there were 49,788,978 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:

• you may come to the annual meeting and cast your vote in person; or

• you may vote by completing, signing and returning the enclosed proxy card. If you return a completed and signed proxy card, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	Pioneer is soliciting your proxy on behalf of its board of directors.

Q:	When did Pioneer first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about April 14, 2008.

Q:	Why is the annual meeting being held at a different time than in the past?

A:	Although we have historically held our Annual Meeting of Shareholders in August, because of the recent change of our fiscal year-end from March 31 to December 31, this year’s annual meeting is being held just over nine months after our 2007 Annual Meeting of Shareholders. The timing of this year’s annual meeting reflects our transition to a calendar year-based financial reporting cycle. As a result, much of the information in this proxy statement, particularly that relating to executive compensation matters, relates to the nine-month “transitional” period between April 1, 2007 and December 31, 2008.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of the nominee as a Class I director (Proposal 1) and FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008 (Proposal 2). We are not aware of any other matters that may come before the annual meeting. If other matters are properly brought before the annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:

• providing written notice of the revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address in the answer to the last question on this page;

• delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

• attending the annual meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock of Pioneer entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:	What vote is required for the passage of each of the proposals being considered at the annual meeting?

A:	Directors are elected by a plurality of the votes. Abstentions and broker non-votes will have no effect on the vote for the Class I director nominee. Ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the shares of capital stock of Pioneer entitled to vote, and that vote for or against or expressly abstain from voting with regard to the proposal to ratify the appointment of KPMG LLP as our independent auditors. An abstention will have the effect of a vote against the proposal. A broker non-vote will not have any effect on the proposal.

Q:	Who will count the votes?

A:	Representatives of Registrar & Transfer Company, the transfer agent for our common stock, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street” name). You will receive a separate card from your broker if your broker holds shares for you in “street” name.

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer’s mailing address?

A:	Our mailing address is Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of March 31, 2008 by (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and nominees, (3) each of the named executive officers listed in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. As of March 31, 2008, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock, other than those listed below. Unless otherwise indicated below, all shareholders have the same principal business address as Pioneer. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of March 31, 2008, there were 49,788,978 shares of common stock outstanding. In accordance with the rules of the Securities and Exchange Commission (“SEC”), the amounts shown for the number of shares and percentage of ownership for each person listed reflect as outstanding any shares that may be acquired pursuant to options exercisable within 60 days, unless otherwise indicated. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For all executive officers and directors, as a group, the table treats as outstanding any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days of March 31, 2008, unless otherwise indicated.

	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class

Third Avenue Management LLC	7,186,848	(1)	14.14%
622 Third Avenue, 32nd Floor New York, NY 10017
Dimensional Fund Advisors, Inc.	4,039,123	(2)	8.11%
1299 Ocean Avenue Santa Monica, CA 90401
Barclays Global Investors NA (CA)	3,063,624	(3)	6.15%
45 Freemont Street San Francisco, CA 94105
Keeley Asset Management Corp.	2,790,000	(4)	5.56%
401 South LaSalle Street Chicago, IL 60605
Franklin C. West	560,000	(5)	1.11%
Wm. Stacy Locke	334,908	(6)	*
William D. Hibbetts	283,279	(7)	*
Donald G. Lacombe	107,999	(8)	*
C. Robert Bunch	41,667	(9)	*
Michael F. Harness	35,000	(10)	*
C. John Thompson	25,000	(11)	*
Dean A. Burkhardt	25,000	(11)	*
Joyce M. Schuldt	—	(12)	*
All directors and executive officers as a group (8 persons)	1,025,075	(13)	2.02%

*	Less than 1%

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Third Avenue Management LLC (“TAM”) on February 14, 2008. TAM has sole voting and dispositive power with regard to 7,186,848 shares of Pioneer common stock. TAM acts as an investment advisor to various parties who have the right to receive dividends from, and the proceeds from the sale of, certain of the shares reported by TAM as follows: (i) Third Avenue Small Cap Value Fund — 2,200,472 shares; (ii) Met Investors Series Trust-Third Avenue Small Cap Portfolio — 4,468,646 shares; (iii) Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund — 225,774 shares; and (iv) various separately managed accounts — 291,956 shares.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) on February 6, 2008. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses sole investment and/or voting power over the 4,039,123 shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the 4,039,123 shares are owned by the Funds and the Funds have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. Dimensional disclaims beneficial ownership of such securities.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG on February 6, 2008. Barclays Global Investors, NA has sole voting power with regard to 1,281,585 shares and sole dispositive power with regard to 1,458,458 shares. Barclays Global Fund Advisors has sole voting power with regard to 1,139,864 shares and sole dispositive power with regard to 1,554,475 shares. Barclays Global Investors, Ltd has sole dispositive power with regard to 50,691 shares. The companies indicated hold the shares reported in trust accounts for the economic benefit of those accounts.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission jointly by Keeley Asset Management Corp. and Keeley Small Cap Value Fund on February 14, 2008. Although, Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 2,790,000 shares, Keeley Asset Management has sole voting and dispositive power with regard to these shares.

(5)	Includes options to purchase 560,000 shares of common stock.

(6)	Includes options to purchase 274,001 shares of common stock.

(7)	Includes options to purchase 108,333 shares of common stock.

(8)	Includes options to purchase 107,999 shares of common stock.

(9)	Includes options to purchase 41,667 shares of common stock.

(10)	Includes options to purchase 35,000 shares of common stock.

(11)	Includes options to purchase 25,000 shares of common stock.

(12)	Ms. Schuldt, who was appointed Chief Financial Officer on July 18, 2008, does not beneficially own any shares of common stock or hold options that are exercisable within 60 days of March 31, 2008.

(13)	Includes options to purchase 960,668 shares of common stock. This category includes Mr. Joseph B. Eustace, who was appointed as President of our Production Services Division on March 1, 2008. Mr. Hibbetts and Mr. Lacombe are individually named in the table above because they are named executive officers according to the rules and regulations of the Securities and Exchange Commission; their stock ownership is not included in this category because, as of the date of this proxy statement, Mr. Hibbetts and Mr. Lacombe are no longer deemed to be executive officers.

PROPOSAL 1

ELECTION OF DIRECTOR

Our board of directors currently consists of five directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for our Class I directors will expire at the annual meeting.

Our board of directors has nominated Mr. Burkhardt, who currently serves as a director, as the sole nominee for election at the annual meeting as a Class I director. Mr. Burkhardt has served as one of our directors since October 2001.

Mr. James M. Tidwell served as a Class I director until his resignation from the board of directors on September 28, 2007. Mr. Michael F. Harness, the remaining Class I director, has decided not to stand for re-election as a director of Pioneer when his term expires at the 2008 Annual Meeting of Shareholders, due to increased time demands related to his other business interests. In accordance with our bylaws, our board of directors has reduced the number of directors from five to four effective upon the expiration of Mr. Harness’ term at the annual meeting and, therefore, no replacement nominee has been named. Accordingly, proxies cannot be voted for nominees other than Mr. Burkhardt. The terms of the other directors will continue after the annual meeting as indicated below.

The board of directors is involved in a search for one or more additional qualified directors. While the board of directors has not selected an additional director at the time this proxy statement is being mailed, the board of directors intends to continue its search and may appoint a director prior to the annual shareholders meeting in 2009. Texas law and our bylaws require that any director elected by the board of directors in such manner serve only until the next election of directors by the shareholders.

Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast by the holders of shares of capital stock of Pioneer entitled to vote on the election of directors at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, unless you withhold authority to vote for the nominee, the persons named as proxies will vote FOR the election of the nominee listed below. We do not expect that the nominee will refuse or be unable to act as director. If, however, the nominee becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominee

Nominee Class I Director Whose
Term Expires
at the 2008 Annual Meeting	Age	Position(s) Held

Dean A. Burkhardt	57	Director

Dean A. Burkhardt has served as one of our directors since October 26, 2001. In addition to his role as a horse and cattle rancher, Mr. Burkhardt has been a consultant to the energy services industry since 1997 with a special emphasis in oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. He also served as co-founder, President and CEO (1983-1985) of Applied Petroleum Software, a provider of production engineering software for optimizing oil and gas well completions; President and CEO of Seismic Products (1982), Cliff Mock, Inc. (1982) and Tescorp Energy Services (1981-1982) as well as President and COO of Tescorp, Inc. (1982); was a co-founder (1979), Executive Vice President of Sales and Operations (1979-1981) and a director (1979-1989) of Cheyenne Services, Inc., a provider of oilfield tubular makeup, tubular inspection and third party quality assurance services.

Our board of directors unanimously recommends a vote “FOR” the election of Dean A. Burkhardt as a Class I Director.

DIRECTORS WITH TERMS EXPIRING IN 2009

Class II Directors Whose
Terms Expire
at the 2009 Annual Meeting	Age	Position(s) Held

Wm. Stacy Locke	52	President, Chief Executive Officer and Director
C. John Thompson	55	Director

Wm. Stacy Locke has served as one of our directors as well as President of the company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Erhenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992.

C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as Chairman and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. Mr. Thompson served as a Vice President of Constellation Energy, a position he held from August 2003 to May 2004. Mr. Thompson was a consultant from December 2001 to August 2003.

DIRECTOR WITH TERM EXPIRING IN 2010

Class III Director Whose Term Expires
at the 2010 Annual Meeting	Age	Position Held

C. Robert Bunch	53	Chairman

C. Robert Bunch has served as one of our directors since May 2004 and as our Chairman of the board since January 2007. Mr. Bunch is currently the Chairman and Chief Executive Officer of Global Tubing LLC, a private company organized to manufacture and sell coiled tubing products for various energy applications. Mr. Bunch served as Chairman and Chief Executive Officer of Maverick Tube Corporation, a leading provider of oil country tubular goods, line pipe and other tubular products, from October 2004 to October 2006. He was an independent oil service consultant and investor from June 2003 to October 2004. From November 1999 to May 2003, Mr. Bunch held various executive positions with Input / Output, Inc., a leading provider of geophysical equipment and services, including President and Chief Operating Officer from January 2003 until May 2003. In addition to Pioneer, Mr. Bunch is a director of Global Tubing, LLC, Olin Corporation (NYSE: OLN), Sub-One Technology, Inc. and Z-Seis Corporation.

There are no family relations of first cousin or closer among our directors or executive officers by blood, marriage or adoption. The board has determined that all of our directors are independent directors, as defined by the rules of the American Stock Exchange, or AMEX, other than Mr. Locke who, as President and Chief Executive Officer, is an employee of Pioneer.

INFORMATION CONCERNING MEETINGS
AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

Our board of directors held ten meetings and acted by written consent five times during the nine-month fiscal year ended December 31, 2007. It has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During the nine-month fiscal year ended December 31, 2007, each member of the board attended all of the meetings of the board and any committee on which he served. In addition, the independent directors also held regular meetings consisting solely of independent directors during the nine-month fiscal year ended December 31, 2007.

Audit Committee

Messrs. Bunch (Chairman), Burkhardt, Thompson and Tidwell served on the audit committee during the nine-month fiscal year ended December 31, 2007. Mr. Tidwell served as the Chairman of the audit committee until his resignation from the board of directors on September 28, 2007, at which time Mr. Bunch was appointed as the Chairman. The audit committee met three times during the nine-month fiscal year ended December 31, 2007. The audit committee is governed by a charter that the board adopted on November 29, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com.

Our common stock is listed on the AMEX. As such, we have agreed to comply with the listing standards of the AMEX, which require that we have at least three members of the audit committee, each of whom is independent. Each of our audit committee members is independent, as defined by the rules of the AMEX. In addition, the board has determined that at least one independent member of the audit committee, Mr. Bunch, is an “audit committee financial expert.” Mr. Bunch’s experience is described in his biography under the heading “Director with Term Expiring in 2010.”

The audit committee’s role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

•	selecting, evaluating and appointing our independent auditors to the board of directors;

•	reviewing the scope of the independent auditors’ examination and, at the conclusion of that examination, reviewing the results of the audit, including any comments or recommendations of the independent auditors;

•	reviewing our financial policies and accounting systems and controls and our audited and interim unaudited financial statements;

•	preparing a report for inclusion in our proxy statement of its review of our audited financial statements, including a statement on whether it recommended that the board include those financial statements in our annual report on Form 10-K for that year;

•	approving the duties and compensation of our independent auditors, both for audit and non-audit services; and

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the board.

The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent auditors.

Compensation Committee

Messrs. Bunch, Burkhardt (Chairman), Harness, and Thompson served on the compensation committee during the nine-month fiscal year ended December 31, 2007. The compensation committee met four times and acted by written consent seven times during the nine-month fiscal year ended December 31, 2007. All members of the compensation committee are deemed independent by our board of directors. The compensation committee is governed by a charter that the board adopted on March 11, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate objectives relevant to the compensation of Pioneer’s executive officers and other key employees;

•	reviewing and approving all employment agreements, salaries, bonus payments, incentive awards and severance arrangements with Pioneer’s executive officers and key employees;

•	administering and reviewing Pioneer’s incentive-compensation plans, equity-based plans and other compensation and benefit plans, and authorizing the issuance of stock of Pioneer pursuant to such plans; and

•	retaining and terminating a compensation consultant to assist the committee and to approve such consultant’s fees and other retention terms.

Except as described in the Compensation Discussion and Analysis section of this proxy statement, at this time, the Compensation Committee does not intend to delegate its powers and authority to any subcommittee or other persons. For additional information concerning the compensation committee, see “Compensation Discussion and Analysis” and “Report of the Compensation Committee.”

Nominating and Corporate Governance Committee

Messrs. Bunch, Burkhardt, Harness, Tidwell and Thompson (Chairman) served on the nominating and corporate governance committee during the nine-month fiscal year ended December 31, 2007. Mr. Tidwell served on the committee until August 3, 2007. The nominating and corporate governance committee held four meetings during the nine-month fiscal year ended December 31, 2007. All of the members of the nominating and corporate governance committee are “independent directors,” as defined by the rules of the AMEX.

The nominating and corporate governance committee is responsible for seeking, evaluating and recommending qualified individuals to become directors and serve on committees of the board of directors. The committee is also responsible for periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the board. In addition, the committee periodically assesses the performance of the board of directors. The nominating and corporate governance committee is governed by a charter that the board adopted on March 11, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com.

Director Nominations

The nominating and corporate governance committee considers candidates for board membership suggested by its members and other board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. As to each person whom a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must include the following:

•	the name, age and business address of that person;

•	the principal occupation or employment of that person;

•	the class or series and number of shares of capital stock of Pioneer which that person owns beneficially or of record; and

•	all other information, if any, relating to that person which Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or that shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

The proposal must also be accompanied by a written consent of each person whom the shareholder proposes to nominate for election as a director to be named as such a nominee and to serve as a director if elected. As to that shareholder and the beneficial owner, if any, of capital stock of Pioneer on whose behalf the nomination is being made, the nomination notice must also include the following:

•	the name and address of that shareholder, as they appear in the stock records of Pioneer, and the name and address of that beneficial owner;

•	the class or series and the number of shares of capital stock of Pioneer which that shareholder and that beneficial owner each own beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he intends to appear in person or by proxy at that meeting to nominate the person(s) named in the nomination notice;

•	a representation of whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Pioneer’s outstanding capital stock required to elect the nominee and/or (2) to otherwise solicit proxies from shareholders in support of such nomination; and

•	all other information, if any, relating to that shareholder and that beneficial owner which Section 14 of the Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or that shareholder to disclose in a proxy statement or any other filing in connection with solicitations of proxies for an election of directors.

To be timely for consideration at our 2009 Annual Meeting of Shareholders, any such nomination must be submitted so that our Corporate Secretary receives the nomination at our principal executive offices, at the address set forth above, no earlier than November 17, 2008 and no later than the close of business on February 16, 2009.

Once a prospective candidate has been identified, the nominating and corporate governance committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective candidate by considering, in addition to the criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the board having an appropriate mix of background and skills.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our Web site at www.pioneerdrlg.com. We intend to disclose on our Web site any amendments to the Code of Conduct and Ethics and any waivers of the Code of Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer.

Director Compensation

During the nine month fiscal year ended December 31, 2007, we paid to each of our non-employee directors fees for service on our board of directors or committees of our board as follows:

Board Member Fees:
Chairman’s annual retainer	$57,000
Member’s annual retainer	$30,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000
Audit Committee Fees:
Chairman’s annual retainer	$10,000
Member’s annual retainer	$5,000
Each meeting attended in person	$1,250
Each meeting attended by telephone	$1,000
Compensation Committee Fees
Chairman’s annual retainer	$5,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,250
Each meeting attended by telephone	$1,000
Nominating and Corporate Governance Committee Fees:
Chairman’s annual retainer	$5,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,250
Each meeting attended by telephone	$1,000

We also generally grant non-employee directors options to purchase 10,000 shares of common stock upon their appointment to the board of directors and 10,000 shares of common stock in each subsequent year that they remain a member of the board of directors. On May 24, 2007, Mr. Bunch received a special grant of nonqualified options to purchase 50,000 shares of our common stock at $14.60 per share, which will vest in one-third increments on each of the first, second and third anniversaries of the grant date. This special grant was in recognition of the substantial obligations imposed on the Chairman and the significant services Mr. Bunch had provided, and was expected to continue to provide, to the Company as Chairman of our board of directors. We also reimburse the directors for out-of-pocket expenses they incur in connection with attending meetings of the board of directors and board committees or otherwise in their capacity as directors. Our executive officers do not make recommendations regarding the non-employee directors’ compensation.

We expect each director to make every effort to attend each meeting of the board of directors, each meeting of any board committee on which he sits and the annual meeting of shareholders. Attendance in person at board and committee meetings is preferred but not required; attendance by teleconference is permitted, if necessary. All of our directors attended last year’s annual meeting.

In December 2007, our board of directors approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2007 and resulted in a nine month financial reporting period from April 1, 2007 to December 31, 2007. The following table summarizes the compensation we paid each of our non-employee directors during the nine month fiscal year ended December 31, 2007:

	Fees Earned	Option
Name	or Paid in Cash	Awards(1)	Total

C. Robert Bunch(2)	$72,624	$172,524	$245,148
Dean A. Burkhardt(3)	$52,685	$52,272	$104,957
Michael F. Harness(4)	$46,998	$52,272	$99,270
James M. Tidwell(5)	$29,624	$52,272	$81,896
C. John Thompson(6)	$50,685	$52,272	$102,957

(1)	The amounts included in the “Option Awards” column represent the compensation cost recognized by us during the nine-month fiscal year ended December 31, 2007 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123(Revised), Share-Based Payment (“SFAS 123R”). For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-KT for the nine-month fiscal year ended December 31, 2007.

(2)	Mr. Bunch was granted options to purchase 60,000 shares of our common stock during the nine-month fiscal year ended December 31, 2007, with a grant date fair value, computed in accordance with SFAS 123R, of $377,262. As of December 31, 2007, Mr. Bunch had outstanding options to acquire 75,000 shares of our common stock, of which options to acquire 25,000 shares of our common stock were exercisable.

(3)	Mr. Burkhardt was granted options to purchase 10,000 shares of our common stock during the nine-month fiscal year ended December 31, 2007, with a grant date fair value, computed in accordance with SFAS 123R, of $52,272. As of December 31, 2007, Mr. Burkhardt had outstanding options to acquire 25,000 shares of our common stock, all of which were exercisable.

(4)	Mr. Harness was granted options to purchase 10,000 shares of our common stock during the nine-month fiscal year ended December 31, 2007, with a grant date fair value, computed in accordance with SFAS 123R, of $52,272. As of March 31, 2007, Mr. Harness had outstanding options to acquire 35,000 shares of our common stock, all of which were exercisable.

(5)	Mr. Tidwell was granted options to purchase 10,000 shares of our common stock during the nine-month fiscal year ended December 31, 2007, with a grant date fair value, computed in accordance with SFAS 123R, of $52,272. As of December 31, 2007, Mr. Tidwell had outstanding options to acquire 25,000 shares of our common stock, all of which were exercisable. On September 28, 2007, Mr. Tidwell resigned as a director due to his other business commitments.

(6)	Mr. Thompson was granted options to purchase 10,000 shares of our common stock during the nine-month fiscal year ended December 31, 2007, with a grant date fair value, computed in accordance with SFAS 123R, of $52,272. As of December 31, 2007, Mr. Thompson had outstanding options to acquire 25,000 shares of our common stock, all of which were exercisable.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (ages are as of March 31, 2008):

Name	Age	Position(s) Held

Wm. Stacy Locke	52	President, Chief Executive Officer and Director
Joyce M. Schuldt	43	Executive Vice President and Chief Financial Officer
Franklin C. West	68	Executive Vice President and President of Drilling Services Division
Joseph B. Eustace	53	Executive Vice President and President of Production Services Division

For a description of the business background of Mr. Locke, see “Directors with Terms Expiring in 2009” above.

Joyce M. Schuldt has served as our Executive Vice President, Chief Financial Officer and Corporate Secretary since July 2007. Most recently, she served as the Senior Vice President, Chief Financial Officer and Secretary of Maverick Tube Corporation, a leading manufacturer of tubular products for the energy industry and industrial applications, until Maverick Tube’s acquisition by Tenaris, S.A. in October 2006. From February 2002 until joining Maverick Tube in March 2003, Ms. Schuldt was Vice President — International Acquisitions and Operations and International Controller for CSI Leasing, Inc., an equipment financier with operations throughout North America, Central and South America and Europe. Before joining CSI Leasing, Ms. Schuldt was employed by Ernst & Young for 12 years. She is a certified public accountant and an attorney.

Franklin C. West currently serves as Executive Vice President and President of our Drilling Services Division. Prior to his appointment as President of our Drilling Services Division on March 1, 2008, Mr. West served as our Chief Operating Officer since January 2002. Prior to joining Pioneer, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and he continued in the same capacity for Grey Wolf, Inc., an on-shore oil and gas drilling contractor, until December 2001.

Joseph B. Eustace was appointed as Executive Vice President and President of our Production Services Division on March 1, 2008. Prior to joining Pioneer Drilling Company, Mr. Eustace served as President of WEDGE Oil and Gas Services since 2004. Prior to 2004, Mr. Eustace served as Group Vice President for Key Energy Services from 1998 to 2004, and as Vice President of Operations for Dawson Production Services from 1982 until Key Energy Services acquired Dawson Production Services in 1998.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The compensation committee of our board of directors (the “Compensation Committee”) administers our executive compensation program. Our board of directors delegates to the Compensation Committee the board of directors’ responsibility for establishing appropriate compensation for executive officers. The duties of the Compensation Committee include:

•	reviewing and approving the design of executive compensation programs;

•	reviewing and approving all compensation and other agreements with executive officers;

•	reviewing and approving corporate goals and objectives relevant to compensation;

•	evaluating the performance of executive officers; and

•	assessing the effectiveness of our compensation programs.

The Compensation Committee periodically reviews its own performance so that it might find ways to adapt to changes impacting compensation decisions and decision-making processes. The Compensation Committee also annually reviews the effectiveness of our compensation programs in obtaining desired results.

Compensation Philosophy

The Compensation Committee designs executive compensation programs to:

•	provide an executive compensation structure that is competitive with compensation available in the relevant market;

•	attract, motivate and retain management personnel necessary to our success;

•	reward senior and key employees for building long-term shareholder value; and

•	encourage attainment of strategic business objectives with pay for performance.

The Compensation Committee reviews each element of compensation annually. Variable compensation (annual cash incentives and stock options) supports our pay for performance philosophy and represents approximately 50% to 75% of total direct compensation to our executive officers. Annual cash incentive compensation is based on various performance measures intended to provide incentives for executives to make decisions that result in strong annual performance results. This is balanced by annual equity incentive compensation in the form of stock option awards that provide executives with compensation only to the extent Pioneer’s stock price increases above the closing stock price on the grant date of the stock options. The stock option awards vest over 3 years and are exercisable over a 10 year term. As a result, our compensation program provides incentives to our executives to make good business decisions that result in long-term shareholder value.

Change in Fiscal Year End

In May 2007, the Compensation Committee determined the amounts for base salary, cash incentive compensation target levels and equity incentive compensation for our executive officers for the twelve month period from April 1, 2007 to March 31, 2008. In December 2007, our board of directors approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2007 and resulted in a nine month financial reporting period from April 1, 2007 to December 31, 2007. Consequently, the Summary Compensation Table and related explanatory tables report executive compensation information for the nine month period commencing March 31, 2007 and ending December 31, 2007.

Despite the fiscal year end change, executive compensation amounts determined by the Compensation Committee in May 2007 will remain in effect through March 31, 2008. In May 2008, the Compensation Committee expects to (1) award annual cash incentive compensation relating to the twelve month period ending March 31, 2008 and (2) re-evaluate and adjust, as appropriate, executive compensation for the nine month period from April 1,

2008 to December 31, 2008. Beginning in 2009, and for each subsequent year, we expect the Compensation Committee to re-evaluate and adjust, as appropriate, executive compensation based on a January 1 to December 31 fiscal year.

Elements of Compensation

Base Salary

We pay our officers, including the officers named in the Summary Compensation Table included in this proxy statement (who we refer to as the “named executive officers”) base salaries that are at levels the Compensation Committee believes are necessary to attract and retain talented officers. The Compensation Committee generally determines base salary amounts on an annual basis. Because other elements of compensation are typically expressed as a percentage of base salary, maintaining a competitive base salary for each named executive officer is a high priority in the current oilfield services industry employment market and given our focus as a growth company. The Compensation Committee assesses performance for base salary purposes using a qualitative, rather than quantitative, performance assessment. The Compensation Committee does not use a specific performance formula or a weighting of factors in determining base salary levels. Instead, the Compensation Committee considers financial performance, execution of our business strategy, and individual contributions to the business, as well as pay levels of comparable executives at peer companies. In considering these factors, the Compensation Committee reviews executive performance with the Chief Executive Officer and generally relies on the Chief Executive Officer’s evaluation of each officer’s performance (other than his own).

The following table sets forth each named executive officer’s annualized base salary as of March 31, 2007 and as of December 31, 2007.

	Annualized Base	Annualized Base
	Salary as of	Salary as of
	March 31,	December 31,
Name and Position	2007	2007

Wm. Stacy Locke,	$408,000	$450,000
Director, President and Chief Executive Officer
Joyce M. Schuldt,	—	$300,000
Executive Vice President, Chief Financial Officer and Secretary
Franklin C. West,	$350,000	$370,000
Executive Vice President and President of Drilling Services Division
Donald G. Lacombe,	$185,000	$195,000
Senior Vice President of Drilling Services Division — Marketing
William D. Hibbetts,	$210,000	$210,000
Senior Vice President of Drilling Services Division — Controller

In May 2007, the Compensation Committee reviewed base salaries for the named executive officers in accordance with the factors discussed above. Based on this review, the Compensation Committee increased annual base salaries of the named executive officers an average of 5%, retroactive to April 1, 2007. After these salary increases, base salaries of the named executive officers ranged between the 40th and 56th percentile of the survey data discussed under “Benchmarking” below. The Compensation Committee has determined that base salaries at this level enable us to attract and retain talented officers while permitting us to pay a substantial portion of total direct compensation in the form of variable compensation (annual cash and equity incentives). Ms. Schuldt was named Chief Financial Officer effective July 18, 2007, at which time the Compensation Committee reviewed and approved her base salary. Ms. Schuldt’s base salary was determined based on her previous experience, anticipated responsibilities, level of authority, expected performance, contributions to the Company as well as the salaries of similarly positioned executives at comparable companies.

Annual Cash Incentive Compensation

During the fiscal year ended March 31, 2006, the Compensation Committee implemented an annual formula-based, cash-incentive plan. The plan rewards officers for performance in each year. The named executive officers can receive up to approximately 30% of their total direct compensation (including base salary, annual cash incentive compensation and annual equity compensation) in the form of annual cash incentives. The Compensation Committee has determined that this level of annual cash incentive compensation appropriately motivates our executive officers to produce strong business performance each year while allowing for a competitive base salary and other forms of compensation to encourage creation of long-term shareholder value.

The current cash incentive award levels for the named executive officers, expressed as a percentage of base salary, are as follows:

			Above
Name	Threshold	Target	Expectation

Wm. Stacy Locke	24%	80%	140%
Joyce M. Schuldt	15%	50%	100%
Franklin C. West	15%	50%	100%
Donald G. Lacombe	12%	40%	80%
William D. Hibbetts	12%	40%	80%

For each performance measure, a “target” level is established annually. The “threshold” and “above expectation” levels are functions of the target level. The target level for the performance measures generally derives from our board-approved budget. The Compensation Committee strives to set performance goals that are both measurable and achievable while providing effective incentive to contribute to our growth. Cash incentive payments are prorated if performance measure results fall between threshold and target or between target and above expectation. Factors taken into account in determining each named executive officer’s annual cash incentive award target include the individual’s responsibilities, the individual’s experience, and overall fairness, as well as external market practices that are discussed under “Benchmarking” below.

Under our 2007 Incentive Plan, we base cash incentive awards for each named executive officer on achievement of specific performance measures and individual performance objectives. The performance measures may change from year to year. As further discussed below, our current annual performance measures include: earnings per share; earnings before income tax, depreciation and amortization expense or “EBITDA”; EBITDA return on capital employed; and safety record (recordable incident rate). Individual performance objectives for the named executive officers include: expand strategically, build out the management team to accommodate strategic expansion, continue to improve communications with the board of directors, optimize internal controls and compliance processes, continue to improve operation performance, refine marketing processes and enhance safety program.

The weighting of the current performance measures and individual performance objectives for the named executive officers is as follows:

			EBITDA
			Return on	Safety Record	Individual
	Earnings Per		Capital	(Recordable	Performance
Name	Share	EBITDA	Employed	Incident Rate)	Objectives

Wm. Stacy Locke	20%	15%	15%	20%	30%
Joyce M. Schuldt	20%	15%	15%	20%	30%
Franklin C. West	20%	15%	15%	20%	30%
Donald G. Lacombe	20%	15%	15%	20%	30%
William D. Hibbetts	20%	15%	15%	20%	30%

The Compensation Committee has determined that these weighting percentages appropriately correspond to our business objectives and encourage the named executive officers to focus on those factors that the Compensation Committee feels are important for both our short-term and long-term success.

The Compensation Committee approved the targeted performance measures and individual performance objectives in May 2007 for Messrs. Locke, West, Lacombe and Hibbetts, and in July 2007 for Ms. Schuldt, after reviewing the appropriateness of the performance measures used in the past and determining anticipated difficulties in achieving specific performance targets.

Assuming annual cash incentive compensation at “target” level, total cash compensation (including base salary and annual incentive compensation) established for the named executive officers in May 2007 ranged between the 34th and 46th percentile of the survey data discussed under “Benchmarking” below. The Compensation Committee has determined that this level of annual cash compensation provides for a competitive base salary and motivates management to achieve annual business objectives while allowing the Company to also provide a significant portion of the named executive officers’ total direct compensation in the form of equity incentive compensation to motivate the creation of long-term shareholder value.

As of December 31, 2007, no amounts had been paid to executives for annual cash incentive compensation for the nine-month fiscal year ended December 31, 2007. In May 2008, the Compensation Committee expects to determine annual cash incentive compensation for the named executive officers based on achievement of the performance measures and individual performance objectives for the twelve month period ending March 31, 2008. We intend to file such information with the SEC on a Current Report on Form 8-K when such amounts are approved by the Compensation Committee.

Annual Equity Incentive Compensation

Our 2007 Incentive Plan provides for stock option awards to our named executive officers. The Compensation Committee believes this equity-based element of compensation motivates management to seek to maximize long-term shareholder value. During the fiscal year ended March 31, 2007, the Compensation Committee adopted guidelines for granting of annual stock option awards. Each eligible employee receives awards at the Compensation Committee’s discretion based on the following considerations: (1) the employee’s base salary; (2) a multiple of base salary based on the employee’s position with the company, the employee’s responsibilities, the employee’s experience, and overall fairness, as well as survey data discussed under “Benchmarking” below; (3) the fair value of the stock; (4) company performance; and (5) the individual employee’s performance. The Compensation Committee reviews prior awards to compare the multiple of base salary from the prior award to the current award. The Compensation Committee meets annually to determine equity incentive awards, if any, for each named executive officer. Stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant. We do not have a program, plan or practice to time our equity incentive awards in coordination with the release of material, non-public information. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity incentive awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity incentive award in order to avoid any impropriety.

As of April 1, 2007, the Compensation Committee allocated approximately 65% of Mr. Locke’s total direct compensation to stock options and between 43% and 44% of each of the other named executive officer’s (excluding Mr. West) total direct compensation to stock options. The Compensation Committee has determined that these percentages allow us to provide a competitive base salary and annual incentive cash compensation while still motivating the named executive officers to make decisions that result in long-term shareholder value. The Compensation Committee allocated a higher percentage of Mr. Locke’s total direct compensation to stock options because the Compensation Committee believed his position as Chief Executive Officer uniquely positioned him to influence the financial performance of the Company and, accordingly, his compensation should be more closely tied to the Company’s financial results. Mr. West was excluded from the percentage analysis above because Mr. West received a large award in fiscal year 2005 which was intended to represent three years’ worth of awards as an enticement to postpone retirement.

The Compensation Committee approves, or recommends to the board of directors for approval, all grants of equity compensation to Company employees, including the named executive officers. During the nine-month fiscal year ended December 31, 2007, stock options were awarded to approximately 59 employees, including the named executive officers, or about 3% of total employees.

Assuming annual cash incentive compensation at “target” level, individual named executive officer total direct compensation (excluding Mr. West) ranged between the 31st and 51st percentile of the survey data referred to below under “Benchmarking,” prior to the April 1, 2007 salary increases. After the April 1, 2007 salary increases took effect and the stock option awards were made for the nine-month fiscal year ended December 31, 2007, individual named executive officer (excluding Mr. West) total direct compensation ranged between the 31st and 52nd percentile of the survey data.

Additional Information

Health, Welfare and Retirement Benefits

Besides being a common component of compensation, health, welfare and retirement benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits help to keep employees focused on job performance without major distractions related to paying for health care, adequate savings for retirement and similar issues.

We offer a standard range of health and welfare benefits to substantially all U.S. employees, including the named executive officers. These benefits include medical, prescription drug and dental coverage, and life and accidental death and dismemberment insurance. In addition, short-term disability coverage and optional long-term disability insurance benefits are available to all salaried employees.

We offer a defined contribution 401(k) plan to substantially all of our U.S. employees. The participants may contribute, on a pretax basis, any amount of their base salary and cash incentive compensation, up to a limit imposed under the Internal Revenue Code. We make matching contributions, up to a limit imposed under the Internal Revenue Code, with respect to these employee pretax contributions equal to 50% of the contributions made by a participating employee of the first 6% of the employee’s compensation. Employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Perquisites

We provide a limited number of perquisites to certain executive officers and key employees. Those perquisites primarily consist of car allowances and club memberships that our executive officers use in performing their duties. The All Other Compensation column of the Summary Compensation Table shows the value of perquisites we provided to the named executive officers during the nine-month fiscal year ended December 31, 2007.

Benchmarking

In April 2007, the Compensation Committee retained Stone Partners as an independent compensation consultant to assist in the Compensation Committee’s compensation determinations. Stone Partners reported to, and acted at the direction of, the Compensation Committee. Stone Partners was instructed to benchmark executive positions, to review general trends relating to executive compensation in the drilling and oilfield services industry, and to review the operation of our incentive plans. The Compensation Committee reviewed several sources as a reference for determining competitive total compensation packages. These sources included published data from Watson Wyatt Top Management, William M. Mercer-Energy, and Stone Partner’s Executive Oilfield Manufacturing and Services Industry compensation surveys. Watson Wyatt’s survey included 2,567 US companies, 154 of which are in the Utilities and Energy industry. Mercer’s survey included 184 companies in the energy industry. Both Watson Wyatt (national survey data) and Mercer-Energy (industry survey data) are nationally known, highly respected sources for data. Stone Partner’s survey (available to participants only and another industry survey) included 57 oilfield manufacturing and service companies; 2007 was the 11th year of publication for this survey. In addition, the Compensation Committee reviewed proxy statement data from a peer group of companies. In May 2007, when compensation was determined for the year ending March 31, 2008, our industry peer group consisted of the following companies:

•	Atwood Oceanics, Inc.

•	Grey Wolf, Inc.

•	Helix Energy Solutions Group

•	Helmerich & Payne, Inc.

•	Parker Drilling Company

•	Petroleum Development Corp.

•	TODCO

•	Unit Corp.

These companies were selected because of similarities we share, including a common industry (oilfield services) and similar levels of market capitalization, assets and revenue.

In April 2007, the compensation consultant benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to gain an understanding of competitive pay practices. The industry peer group, industry surveys and national survey data are equally weighted, considered for each element of compensation, and collectively referred to as the “survey data” throughout this Compensation Discussion and Analysis.

Role of Executive Officers in Setting Compensation

The Chief Executive Officer provides input into the Compensation Committee’s meeting agendas, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other officers. He makes compensation recommendations for the other officers with respect to base salary increases, annual cash incentives and annual equity incentives that are then reviewed by the Compensation Committee. The Chief Financial Officer evaluates the financial implications of any Compensation Committee action.

The Compensation Committee meetings are attended by the Compensation Committee members and, as needed, by other directors, the Chief Executive Officer, the Chief Financial Officer, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the deductibility of certain items of compensation paid to the Chief Executive Officer and certain other highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation, including requirements that the compensation is paid only if performance meets pre-established objective goals based on performance criteria approved by shareholders. For the nine-month fiscal year ended December 31, 2007, none of our officers received compensation that would not be deductible under Section 162(m). The Compensation Committee reviews our compensation and the applicability of Section 162(m) and may take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the management of Pioneer Drilling Company, and, based on such review and discussions, the Compensation Committee recommended to the board of directors of Pioneer Drilling Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Dean A. Burkhardt, Chairman
C. Robert Bunch
Michael F. Harness
C. John Thompson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation for all services rendered to Pioneer in all capacities during the fiscal year ended March 31, 2007 and the nine month fiscal year ended December 31, 2007 by each individual who served as our principal executive officer or principal financial officer during these fiscal years and our other executive officers (collectively, the “named executive officers”).

				Non-Equity
	Fiscal Year		Option	Incentive Plan	All Other
Name and Principal Position	Ended(1)	Salary	Awards(2)	Compensation(3)	Compensation(4)	Total

Wm. Stacy Locke	December 31, 2007	$344,700	$770,851	—	$16,141	$1,131,692
Director, President and Chief Executive Officer	March 31, 2007	$408,000	$631,476	$273,767	$20,432	$1,333,675
Joyce M. Schuldt	December 31, 2007	$131,538	$217,694	—	$102,228	$451,460
Executive Vice President, Chief Financial Officer and Secretary(5)	March 31, 2007	—	—	—	—	—
Franklin C. West	December 31, 2007	$283,923	$186,711	—	$17,790	$488,424
Executive Vice President and President of Drilling Services Division	March 31, 2007	$350,000	$519,728	$192,208	$20,328	$1,082,264
Donald G. Lacombe	December 31, 2007	$149,654	$222,025	—	$21,910	$393,589
Senior Vice President of Drilling Services Division — Marketing	March 31, 2007	$185,000	$213,874	$81,007	$25,979	$505,860
William D. Hibbetts	December 31, 2007	$161,538	$166,159	—	$18,246	$345,943
Senior Vice President of Drilling Services Division — Controller(6)	March 31, 2007	$210,000	$248,458	$83,764	$19,016	$561,238

(1)	In December 2007, our board of directors approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2007 and resulted in a nine month financial reporting period from April 1, 2007 to December 31, 2007.

(2)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in the fiscal year ended March 31, 2007 and the nine month fiscal year ended December 31, 2007 related to option awards we granted during those fiscal years and prior fiscal years, in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-KT for the nine month fiscal year ended December 31, 2007. Please see the “Grants of Plan-Based Awards Table” for information regarding the option awards we granted during the nine month fiscal year ended December 31, 2007.

(3)	The amount shown for each named executive officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an award earned under our cash-incentive plan in fiscal year ended March 31, 2007. Cash incentive compensation for the nine month fiscal year ended December 31, 2007 has not been awarded to the named executive officers and, consequently, such amounts are not calculable as of the date of this proxy statement. In May 2008, the Compensation Committee expects to determine annual cash incentive compensation for the named executive officers based on the achievement of performance measures and individual performance objectives for the twelve month period ended March 31, 2008. We intend to file such information with the SEC on a Current Report on Form 8-K when such amounts are approved by the Compensation Committee.

(4)	The amounts shown in the “All Other Compensation” column for the nine month fiscal year ended December 31, 2007 are noted in the table below. Amounts shown in the “Other” column represent life insurance premiums and club dues paid by Pioneer on behalf of the named executive officers and consulting fees paid to Ms. Schuldt as described in footnote 5 below.

		Auto	401K Matching	Relocation
Name	Fiscal Year Ended(1)	Allowance	Contributions	Benefits	Other	Total

Wm. Stacy Locke	December 31, 2007	$10,800	$4,078	—	$1,263	$16,141
Joyce M. Schuldt(5)	December 31, 2007	$6,560	—	$43,748	$51,920	$102,228
Franklin C. West	December 31, 2007	$10,800	$5,808	—	$1,182	$17,790
Donald G. Lacombe	December 31, 2007	$10,800	$4,526	—	$6,584	$21,910
William D. Hibbetts(6)	December 31, 2007	$10,800	$7,233	—	$213	$18,246

(5)	Joyce M. Schuldt was appointed as our Executive Vice President, Chief Financial Officer and Secretary effective July 18, 2007. From January 16, 2007 until July 18, 2007, Ms. Schuldt provided consulting services to Pioneer related to its international expansion prior to her employment with the company. Consulting fees of $46,550 and out-of-pocket expense reimbursements of $5,276 paid to Ms. Schuldt are included in the “All Other Compensation” column of the Summary Compensation Table and in the “Other” column of the table in footnote 4 above.

(6)	William D. Hibbetts served as our Senior Vice President, Chief Financial Officer and Secretary through July 18, 2007, at which time he was reassigned to the position of Senior Vice President of Drilling Services Division — Controller.

Grants of Plan-Based Awards

The following table summarizes information concerning plan-based awards to the named executive officers during the nine month fiscal year ended December 31, 2007:

					All Other
					Option
					Awards:	Exercise
					Number of	or Base	Grant Date
		Estimated Future Payouts Under			Securities	Price of	Fair Value of
	Grant	Non-Equity Plan Incentive Awards(1)			Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Options	Awards	Awards(2)

Wm. Stacy Locke	5/14/2007	$108,000	$360,000	$630,000	200,000	$14.07	$1,248,920
Joyce M. Schuldt	7/18/2007	$31,685	$105,616	$211,233	125,000	$14.04	$783,263
Franklin C. West	5/14/2007	$55,500	$185,000	$370,000	—	—	—
Donald G. Lacombe	5/14/2007	$23,400	$78,000	$156,000	50,000	$14.07	$312,230
William D. Hibbetts	5/14/2007	$25,200	$84,000	$168,000	20,000	$14.07	$124,892

(1)	The amounts shown reflect grants of awards under our cash-incentive plan during the nine month fiscal year ended December 31, 2007. In May 2007, our Compensation Committee established target cash-incentive awards, expressed as a percentage of the officer’s base salary, and individual and company performance measures for the purpose of determining the amount to be paid under the cash-incentive plan to each officer for the twelve month period ended March 31, 2008. The amount shown in the “target” column represents the target percentage of each named executive officer’s base salary for such period. The target percentages were 80% for Mr. Locke, 50% for Ms. Schuldt, 50% for Mr. West, 40% for Mr. Lacombe and 40% for Mr. Hibbetts. The amount shown in the “maximum” column represents the maximum amount payable under the cash-incentive plan, which is 175% of the target amount shown for Mr. Locke and 200% of the target amounts shown for the other named executive officers. The amount shown in the “threshold” column represents the amount payable under the cash-incentive plan if only the minimum level of company performance is attained, which is 30% of the target amount shown for all named executive officers. Please see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” for more information regarding our cash-incentive plan and performance measures.

(2)	The amounts included in the “Grant Date Fair Value of Option Awards” column represent the full grant date fair values of the option awards computed in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-KT for the nine-month fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning the options held by the named executive officers which were outstanding as of December 31, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	Exercisable	Unexercisable		Price	Date

Wm. Stacy Locke	100,000	—		$3.67	11/19/2013
	—	4,000	(1)	$4.77	1/4/2014
	65,334	32,666	(2)	$14.58	8/17/2015
	40,000	80,000	(3)	$14.54	6/4/2016
	—	200,000	(4)	$14.07	5/13/2017
Joyce M. Schuldt	—	125,000	(5)	$14.04	7/17/2017
Franklin C. West	180,000	—		$3.00	12/19/2011
	60,000	40,000	(6)	$4.77	1/4/2014
	200,000	100,000	(7)	$9.53	1/9/2015
Donald G. Lacombe	40,000	—		$3.70	4/20/2013
	30,000	20,000	(8)	$4.77	1/4/2014
	18,000	9,000	(9)	$14.58	8/17/2015
	13,332	26,668	(10)	$14.54	6/4/2016
	—	50,000	(11)	$14.07	5/13/2017
William D. Hibbetts	16,667	—		$3.70	4/20/2013
	35,000	30,000	(12)	$4.77	1/4/2014
	20,000	10,000	(13)	$14.58	8/17/2015
	15,000	30,000	(14)	$14.54	6/4/2016
	—	20,000	(15)	$14.07	5/13/2017

(1)	The indicated options are scheduled to vest on January 5, 2008.

(2)	The indicated options are scheduled to vest on August 18, 2008.

(3)	The indicated options are scheduled to vest in installments of 40,000 shares each on June 5, 2008 and June 5, 2009.

(4)	The indicated options are scheduled to vest in installments of 66,666 shares on May 14, 2008, 66,667 shares on May 14, 2009 and 66,667 shares on May 14, 2010.

(5)	The indicated options are scheduled to vest in installments of 41,666 shares on July 18, 2008, 41,667 shares on July 18, 2009 and 41,667 shares on July 17, 2010.

(6)	The indicated options are scheduled to vest in installments of 20,000 shares each on January 5, 2008 and January 5, 2009.

(7)	The indicated options are scheduled to vest on January 10, 2008. Mr. West received a large award in the fiscal year ended March 31, 2005 intended to represent three years’ worth of grants.

(8)	The indicated options are scheduled to vest in installments of 10,000 shares each on January 5, 2008 and January 5, 2009.

(9)	The indicated options are scheduled to vest on August 18, 2008.

(10)	The indicated options are scheduled to vest in installments of 13,334 shares each on June 5, 2008 and June 5, 2009.

(11)	The indicated options are scheduled to vest in installments of 16,666 shares on May 14, 2008, 16,667 shares on May 14, 2009 and 16,667 shares on May 14, 2010.

(12)	The indicated options are scheduled to vest in installments of 15,000 shares each on January 5, 2008 and January 5, 2009.

(13)	The indicated options are scheduled to vest on August 18, 2008.

(14)	The indicated options are scheduled to vest in installments of 15,000 shares each on June 5, 2008 and June 5, 2009.

(15)	The indicated options are scheduled to vest in installments of 6,666 shares on May 14, 2008, 6,667 shares on May 14, 2009 and 6,667 shares on May 14, 2010.

Option Exercises

No options were exercised by the named executive officers during the nine month fiscal year ended December 31, 2007.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The Compensation Committee views change in control and non-change in control severance protection for officers as a necessary part of compensation to remain competitive in the market. A substantial majority of oilfield service companies provide such benefits. While the Compensation Committee recognizes there are variation in types, amounts, eligibility requirements and other terms and conditions among companies, the aggregate potential value remains competitive and does not significantly vary from similar programs at peer group companies.

Key Executive Severance Plan

The following is a brief description of the material terms and conditions of our Key Executive Severance Plan (the “KESP”).

Participation in the KESP is limited to those key executives of Pioneer who are considered to be senior management employees by the Compensation Committee and who are designated by the Compensation Committee, in its sole discretion, as participants in the KESP. The Compensation Committee, upon twelve months’ written notice, may also terminate an employee’s participation in the KESP; however, an individual participating immediately prior to a change in control may not be removed from participation in the KESP prior to the date which is two years following the date of the “change in control” of Pioneer (as defined below). Participants in the KESP will be designated by the Compensation Committee as either “Level I,” “Level II” or “Level III” participants, or as other participants. With regard to our named executive officers, Mr. Locke is designated as a Level I participant, Ms. Schuldt and Mr. West are designated as Level II participants and Mr. Lacombe and Mr. Hibbetts are designated as Level III participants.

In the event of an “involuntary termination” prior to a change in control of Pioneer and subject to certain conditions, including the requirement that a KESP participant execute an acceptable waiver and release of claims, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 200% of the participant’s annual base salary and annual target bonus, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. A Level III participant will receive (1) a lump-sum cash payment equal to 100% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 50% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within six months, and (3) continued life insurance and medical benefits coverage for six months. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, as defined in the KESP.

“Cause” means (1) with respect to any Level I or Level II Participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates or (D) refusal to perform his or her duties, as specified in any written agreement between the participant and Pioneer or in any specific directive adopted by a majority of the members of the board of directors at a meeting of the board of directors that is consistent with the participant’s status as an executive officer of the Company; and (2) with respect to any Level III or other participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates, (D) failure to follow the instructions of the board of directors (in either case, as approved by a majority of the members of such board of directors at a meeting of such board of directors) or any supervising or executive officer of Pioneer or any of its affiliates or (E) unacceptable performance, gross negligence or willful misconduct with respect to his or her duties to Pioneer or any of its affiliates.

“Good reason” for the participant to terminate his or her employment means, prior to the effective date of a change in control, the occurrence (without the participant’s written consent) of any of the following: (1) a reduction in the participant’s base salary or total compensation except for an across-the-board reduction similarly affecting all senior executives of Pioneer and all senior executives of any person in control of Pioneer; (2) failure by Pioneer to pay any portion of the participant’s compensation within fourteen days of the date it is due or any other material breach of a contract with the participant by Pioneer which is not remedied by Pioneer within 5 business days after the participant’s written notice to Pioneer of such breach; or (3) Pioneer’s failure to maintain a participant’s employment without material diminution in the participant’s duties and responsibilities, and such failure is not cured by Pioneer within 5 business days after the participant’s written notice to Pioneer of such failure. After the effective date of a change in control, “good reason” shall also include any of (4)-(9) below unless, in the case of any of (5), (7), (8), or (9), such act or failure is corrected within five business days following the giving of written notice of good reason by the participant, and in the case of (6) below, such act is not objected to in writing by the participant within fourteen days after notification thereof: (4) after a change in control, the determination by the participant, in his or her sole and absolute discretion, that the business philosophy or policies of Pioneer or its successor or the implementation thereof is not compatible with those of the participant; (5) the assignment to the participant of duties inconsistent with his or her status as an executive officer of Pioneer or a meaningful alteration, adverse to the participant, in the nature or status of his or her responsibilities (other than reporting responsibilities) from those in effect immediately prior to a change in control, including, without limitation, a material reduction in the budget for which the participant is responsible; (6) failure by Pioneer to continue in effect any compensation plan in which the participant participates immediately prior to a change in control that is material to the participant’s compensation, unless an equitable arrangement has been made with the participant with respect to such plan; (7) failure by Pioneer to continue the participant’s participation in a plan described in (6) above or a substitute or alternative plan on a basis not materially less favorable to the participant than as existed at the time of a change in control; (8) failure by Pioneer to continue to provide the participant with benefits substantially similar to those enjoyed by the participant prior to a change in control; or (9) a requirement by Pioneer that the participant relocate his or her residence outside the metropolitan area in which the participant was based immediately prior to a change in control, or a move of the participant’s principal business location more than 45 miles from the participant’s previous principal business location. The participant’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under the KESP.

Upon a change in control of Pioneer, all participants will be entitled to full vesting of all options, restricted stock and other equity awards. Upon an involuntary termination within two years following the effective date of a change in control, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 300% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life and medical benefits coverage at active employee rates for 18 months. A Level III participant will receive (1) a lump-sum cash payment equal to 200% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 150% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Furthermore, a terminated participant who is unable to sell securities on the open market may require the surviving entity to acquire any vested equity awards or any shares acquired pursuant to equity awards at a price equal to the then fair market value for such shares; such right must be exercised prior to twelve months after the participant’s involuntary termination within two years after the change in control.

A “change in control” shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any person, (other than (A) Pioneer; (B) any affiliate of Pioneer; (C) any employee benefit plan of Pioneer or of any affiliate and any person organized, appointed or established by Pioneer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Pioneer or any affiliate of Pioneer; or (D) any corporation or other entity owned, directly or indirectly, by the shareholders of Pioneer in substantially the same proportions as their ownership of capital stock of Pioneer) is or becomes the beneficial owner of voting stock of Pioneer (not including in the securities beneficially owned by such person any securities acquired directly from Pioneer after the date the KESP first became effective) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; provided, however, that a change of control will not be deemed to occur under this paragraph (1) if a person becomes the beneficial owner of voting stock of Pioneer representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding solely as a result of a reduction in the number of shares of voting stock of Pioneer outstanding which results from Pioneer’s repurchase of voting stock of Pioneer, unless and until such time as that person or any affiliate or associate of that person purchases or otherwise becomes the beneficial owner of additional shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding, or any other person (or persons) who is (or collectively are) the beneficial owner of shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding becomes an affiliate or associate of that person, unless, in either such case, that person, together with all its affiliates and associates, is not then the beneficial owner of voting stock of Pioneer representing 40% or more of the voting stock of Pioneer then outstanding;

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the date the KESP first became effective, constitute the board of directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Pioneer) whose appointment or election by the board of directors of Pioneer or nomination for election by Pioneer’s shareholders was approved or recommended by a majority vote of the directors then still in office who either were directors on the date the KESP first became effective or whose appointment, election or nomination for election was previously so approved or recommended;

(3) there is consummated a merger or consolidation of Pioneer or any parent or direct or indirect subsidiary of Pioneer with or into any other corporation, other than: (A) a merger or consolidation which results in the voting stock of Pioneer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of Pioneer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of Pioneer (or similar transaction) in which no person (other than those persons listed in clauses (A) through (D) of paragraph (1) above) is or becomes the beneficial owner of voting stock of Pioneer (not including, for purposes of this determination, any voting stock of Pioneer acquired directly from Pioneer or its subsidiaries after the date the KESP first became effective other than in connection with the acquisition by Pioneer or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; or

(4) the shareholders of Pioneer approve a plan of complete liquidation or dissolution of Pioneer, or there is consummated an agreement for the sale or disposition of all or substantially all of Pioneer’s assets unless (A) the sale is to an entity, of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity are owned by shareholders of Pioneer in substantially the same proportions as their ownership of the voting stock of Pioneer immediately prior to such sale; (B) no person other than Pioneer and any employee benefit plan or related trust of Pioneer or of such corporation then beneficially owns 40% or more of the voting securities of such new entity; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

In addition, in the event any participant is subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, as a result of payments under the KESP or otherwise, the participant will be entitled to a gross-up payment such that after payment of all taxes on the gross-up payment, the participant retains sufficient funds to pay the Section 4999 excise tax on his or her KESP and other payments (or such excise tax is paid on his or her behalf). Pioneer will be responsible for any attorneys’ fees incurred by a participant who is successful in pursuing litigation for benefits under the KESP. For any participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under the KESP will generally be delayed six months following termination of employment.

The KESP may not be amended in a manner adverse to the rights of a participant without his or her consent.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named executive officer is shown below. The amounts shown assume that the termination was effective on December 31, 2007 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table. In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion to authorize payment (in full or on a prorated basis) of the amount the officer would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for the cash incentive award for the twelve months ending March 31, 2008 for purposes of the tables below. As of December 31, 2007, only Mr. West was eligible for retirement (the table presenting potential payments to Mr. West sets forth the amount of compensation that would be payable to him upon retirement).

			Involuntary or
		Involuntary Not	Good Reason
		for Cause	Termination
		Termination	(Following a	Involuntary for
Wm. Stacy Locke’s Benefits and Payments	Voluntary	(Non-Change in	Change in	Cause
Upon Termination as of 12/31/2007	Termination	Control)	Control)	Termination	Death	Disability(1)

Compensation:
Severance payments	—	$900,000	$1,350,000	—	—	—
Short-term Disability Benefits	—	—	—	—	—	$108,173
Short-term Incentive	—	$720,000	$1,890,000	—	$360,000	$360,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$14,220	$28,440	—	—	—
Benefits and Perquisites:
Health Care and Life Insurance Coverage	—	$4,393	$6,590	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Disability Benefits	—	—	—	—	—	$300,000
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,231	—	—	—
Accrued Vacation Pay	$34,615	$34,615	$34,615	$34,615	$34,615	$34,615

Total	$34,615	$1,673,228	$3,356,076	$34,615	$694,615	$802,788
12/31/2007 stock price	$11.88

(1)	Long-term disability payments terminate after five years

			Involuntary or
		Involuntary Not	Good Reason
		for Cause	Termination
		Termination	(Following a	Involuntary for
	Voluntary	(Non-Change in	Change in	Cause
Joyce M. Schuldt’s Benefits and Payments Upon Termination as of 12/31/2007	Termination	Control)	Control)	Termination	Death	Disability

Compensation:
Severance payments	—	$600,000	$900,000	—	—	—
Short-term Incentive	—	$300,000	$900,000	—	$105,616	$105,616
Benefits and Perquisites:
Excise Tax Gross-up	—	—	$692,827	—	—	—
Health Care and Life Insurance Coverage	—	$3,646	$5,469	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Accrued Vacation Pay	$23,077	$23,077	$23,077	$23,077	$23,077	$23,077

Total	$23,077	$926,723	$2,564,573	$23,077	$428,693	$128,693
12/31/2007 stock price	$11.88

				Involuntary or
			Involuntary Not	Good Reason
			for Cause	Termination
			Termination	(Following a	Involuntary for
	Voluntary	Normal	(Non-Change in	Change in	Cause
Franklin C. West’s Benefits and Payments Upon Termination as of 12/31/2007	Termination	Retirement	Control)	Control)	Termination	Death	Disability

Compensation:
Severance payments	—	—	$740,000	$1,110,000	—	—	—
Short-term Disability Benefits	—	—	—	—	—	—	$67,596
Short-term Incentive	—	$185,000	$370,000	$1,110,000	—	$185,000	$185,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	—	$377,200	$519,400	—	—	—
Benefits and Perquisites:
Health Care and Life Insurance Coverage	—	—	$3,307	$4,960	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$300,000	—
Auto Allowance	—	—	—	$43,200	—	—	—
Club Dues	—	—	—	$3,231	—	—	—
Accrued Vacation Pay	$28,462	$28,462	$28,462	$28,462	$28,462	$28,462	$28,462

Total	$28,462	$213,462	$1,518,969	$2,819,253	$28,462	$513,462	$281,058
12/31/2007 stock price	$11.88

			Involuntary or
		Involuntary Not	Good Reason
		for Cause	Termination
		Termination	(Following a	Involuntary
Donald G. Lacombe’s Benefits and	Voluntary	(Non-Change in	Change in	for Cause
Payments Upon Termination as of 12/31/2007	Termination	Control)	Control)	Termination	Death	Disability(1)

Compensation:
Severance payments	—	$195,000	$390,000	—	—	—
Short-term Disability Benefits	—	—	—	—	—	$37,500
Short-term Incentive	—	—	$312,000	—	$78,000	$78,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$71,100	$142,200	—	—	—
Benefits and Perquisites:
Health Care and Life Insurance Coverage	—	$4,048	$4,048	—	—	—
Life Insurance Proceeds	—	—	—	—	$195,000	—
Disability Benefits	—	—	—	—	—	$300,000
Auto Allowance	—	—	$28,800	—	—	—
Club Dues	—	—	$16,506	—	—	—
Accrued Vacation Pay	$14,250	$14,250	$14,250	$14,250	$14,250	$14,250

Total	$14,250	$284,398	$907,804	$14,250	$287,250	$429,750
12/31/2007 stock price	$11.88

(1)	Long-term disability payments terminate after five years

			Involuntary
		Involuntary	or Good
		Not for	Reason
		Cause	Termination
		Termination	(Following a	Involuntary for
	Voluntary	(Non-Change	Change in	Cause
William D. Hibbetts’ Benefits and Payments Upon Termination as of 12/31/2007	Termination	in Control)	Control)	Termination	Death	Disability

Compensation:
Severance payments	—	$210,000	$420,000	—	—	—
Short-term Disability Benefits	—	—	—	—	—	$40,385
Short-term Incentive	—	—	$336,000	—	$84,000	$84,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$106,650	$213,300	—	—	—
Benefits and Perquisites:
Excise Tax Gross-up	—	—	$272,372	—	—	—
Health Care and Life Insurance Coverage	—	$3,091	$3,091	—	—	—
Life Insurance Proceeds	—	—	—	—	$210,000	—
Auto Allowance	—	—	$28,800	—	—	—
Accrued Vacation Pay	$15,346	$15,346	$15,346	$15,346	$15,346	$15,346

Total	$15,346	$335,087	$1,288,909	$15,346	$309,346	$139,731
12/31/2007 stock price	$11.88

The terms for the payments for involuntary not-for-cause termination (non-change in control) and for involuntary or good reason termination (following a change in control) are summarized under the heading “Key Executive Severance Plan” of this section. In the event of a change in control termination, if the termination qualified as (i) a change in ownership or effective control or (ii) a change in ownership of a substantial portion of our assets, in either case as defined in Section 280G of the Internal Revenue Code, then severance payments and benefits paid to our named executive officers may be subject to an excise tax under Section 4999 of the Internal Revenue Code. In the event a named executive officer is subject to such excise tax, the named executive officer will be entitled to a gross-up payment, such that after payment of all taxes on the gross-up payment, the named executive officer retains sufficient funds to pay the excise taxes that result from the severance payments and benefits received. If an officer voluntarily terminated employment or was fired for cause between December 31, 2007 and the payment of the annual cash incentive, then the officer would not receive that award. The named executive officers are entitled to accrued vacation only for voluntary terminations and terminations for cause. The short-term disability plan pays up to 90 days. The payments are 100% per week for the equivalent of each full year of the executive’s service and 50% for each subsequent week. The long-term disability plan pays 60% of an officer’s salary up to $5,000 per month for up to five years. The long-term disability plan is optional and plan premiums are paid for by the officer who chooses to participate. The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Bunch, Burkhardt, Thompson and Harness served on our Compensation Committee during the nine-month fiscal year ended December 31, 2007. No member of the Compensation Committee (1) was an officer or employee of our company or a subsidiary of our company during that period, (2) was formerly an officer of our company or a subsidiary of our company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.

During the nine-month fiscal year ended December 31, 2007, none of our named executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee; (2) a director of another company, one of whose executive officers served on our Compensation Committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related-party transaction, including information provided to management in the annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

Except as set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the nine-month fiscal year ended December 31, 2007, or in any currently proposed transaction, to which we or any of our subsidiaries was or is a party in which the amount involved exceeds $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. All required filings for the nine-month fiscal year ended December 31, 2007 were made on a timely basis.

In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the board of directors of Pioneer Drilling Company:

The Audit Committee of Pioneer Drilling Company’s board of directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and American Stock Exchange listing standards. We met three times during the nine-month fiscal year ended December 31, 2007. We reviewed with management and KPMG LLP, Pioneer Drilling Company’s independent registered public accounting firm, the interim financial information included in Pioneer Drilling Company’s quarterly reports on Form 10-Q for the periods ended June 30, 2007 and September 30, 2007, respectively, prior to their being filed with the Securities and Exchange Commission. In addition, we reviewed all of Pioneer Drilling Company’s earnings releases in the nine-month fiscal year ended December 31, 2007 with management and KPMG LLP prior to the public release of those earnings releases. We have reviewed and discussed with management and KPMG LLP Pioneer Drilling Company’s audited financial statements as of and for the nine-month fiscal year ended December 31, 2007.

In addition, we have discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have also reviewed and discussed with management and KPMG LLP management’s report and KPMG LLP’s report and attestation on internal control over financial reporting for the nine-month fiscal year ended December 31, 2007 in accordance with Section 404 of the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with KPMG LLP its independence from Pioneer Drilling Company.

Based on the reviews and discussions referred to above, we recommended to the board of directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company’s transition report on Form 10-KT for the nine-month fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Audit Committee

C. Robert Bunch (Chairman)
Dean Burkhardt
C. John Thompson

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG LLP has served as our independent public accountants since 1979. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. If our shareholders do not ratify the appointment of KPMG LLP at the annual meeting, the audit committee will consider such event in its selection of the Company’s independent registered public accounting firm for the 2009 fiscal year. Additionally, even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2008 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of the independent registered public accounting firm. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, will vote in favor of the ratification of the selection of KPMG LLP as our independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm, and a broker non-vote will not have any effect on the vote.

Principal Accounting Fees and Services

The aggregate fees billed by KPMG LLP in the nine month fiscal year ended December 31, 2007 and the fiscal year ended March 31, 2007 for services are as follows:

	Nine Month
	Fiscal Year Ended	Fiscal Year Ended
	December 31,	March 31,
Type of Fees	2007	2007

Audit Fees(1)	$483,226	$370,000
Audit-Related Fees(2)	$58,461	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)	Audit Fees include aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal control over financial reporting and review of financial statements included in our Form 10-Qs in the nine-month fiscal year ended December 31, 2007 and fiscal year ended March 31, 2007.

(2)	Audit-Related Fees include fees billed for assurance or related services that were related to the performance of the audit or review of our financial statements, including services in connection with the change in Pioneer’s fiscal year end, acquisitions and international expansion.

(3)	Tax Fees include fees billed for professional services for tax compliance, tax advice or tax planning.

(4)	All Other Fees include any services not included in the first three categories.

Audit Committee’s Pre-Approval Policies and Procedures.  The audit committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. The audit committee approved all of the fees and services described above. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and assist with tax-compliance issues. The term of any pre-approval is twelve months and is generally subject to certain specific budgeted amounts or ratios, as determined by the audit committee. The audit committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the audit committee. The audit committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

During the nine-month fiscal year ended December 31, 2007, no pre-approval requirements were waived pursuant to the limited waiver provisions in applicable rules of the SEC.

Our board of directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors of Pioneer Drilling Company for the fiscal year ending December 31, 2008.

EXPENSES RELATED TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. We retained D.F. King & Company to assist in the solicitation of proxies. D.F. King & Company will receive an aggregate fee of $7,500, plus out-of-pocket expenses. We also agreed to indemnify D.F. King & Company against certain liabilities arising out of or in connection with this engagement. In addition to this solicitation by mail, employees of D.F. King & Company, and our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2009 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive that notice by no later than December 12, 2008, unless the date of our 2009 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2008 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2009 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2009 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than November 17, 2008 and no later than the close of business on February 16, 2009. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000,

San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.

Shareholder Communications

Our board of directors has provided for a process for shareholders to send communications to the board of directors. Any shareholder can send communications to the board of directors by mail as follows:

Board of Directors of Pioneer Drilling Company
% Corporate Secretary
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209

All shareholder communications will be relayed to all board members. Communications from an officer or director of the Company will not be viewed as shareholder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as shareholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2007 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Annual Report and Additional Materials

Our annual report for the nine-month fiscal year ended December 31, 2007 is being distributed with this proxy statement. Copies of our annual report on Form 10-KT for such period (including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689.

Other Matters

Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

Joyce M. Schuldt
Executive Vice President,
Chief Financial Officer and
Corporate Secretary

San Antonio, Texas
April 14, 2008

(Front of Card)
PIONEER DRILLING COMPANY
Proxy for the Annual Meeting of Shareholders
to be Held on May 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Wm. Stacy Locke and Joyce M. Schuldt, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 16, 2008 and at any adjournment or postponement thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 14, 2008 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.
Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominee listed in Proposal 1 and (2) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008, as set forth in Proposal 2.
The undersigned hereby acknowledges receipt of the Company’s Annual Report for the nine month fiscal year ended December 31, 2007, the Notice of 2008 Annual Meeting of Shareholders and the related Proxy Statement.

(Back of Card)
Please mark, sign and date your Proxy Card
and promptly return it in the enclosed envelope.
ANNUAL MEETING OF SHAREHOLDERS
PIONEER DRILLING COMPANY
May 16, 2008
Please fold and detach here.

             ☑ Please mark votes in blue or black ink, as in this example.
             The board of directors recommends a vote FOR each of the following proposals:
             PROPOSAL 1. To elect the nominee listed below to the board of directors of Pioneer Drilling Company to serve until our 2011 Annual Meeting of Shareholders and his successor is elected and qualified.

☐ FOR the nominee	☐ WITHHOLD	NOMINEE:
listed at right	AUTHORITY to vote for the	Dean A. Burkhardt
nominee listed at right.

         PROPOSAL 2.    To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company’s 2008 Annual Meeting of Shareholders and related to the shares of common stock covered hereby.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ☐ ATTEND THE MEETING

Date:	Signature:

Date:	Signature:

NOTE: Please sign exactly as your name(s) appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title.